EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Inuvo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
			Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of Common Warrants(1)(2)	457(c)	6,086,069(1)	$0.9226(3)	$5,615,008	0.00013810	$775.43
Fees Previously Paid	---	---	---	---	---	---	---	---
		Total Offering Amounts				$5,615,008		$775.43
		Total Fees Previously Paid						---
		Total Fee Offsets						---
		Net Fee Due						$775.43

(1)

Consists of up to a maximum of 6,086,069 shares of common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the exercise of (i) Class A Common Stock Purchase Warrants to purchase up to 2,968,814 shares of Common Stock, (ii) Class B Common Stock Purchase Warrants to purchase up to 2,968,814 shares of Common Stock, and (iii) Placement Agent Warrants to purchase up to 148,441 shares of Common Stock.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of Common Stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)

Estimated in accordance with Rule 457(c) promulgated under the Securities Act, and solely for the purposes of calculating the registration fee, based on the average of the high and low sales prices of the Common Stock as reported on the NYSE American on July 29, 2026.